Exhibit 10.1

WEST CORPORATION

SENIOR MANAGEMENT RETENTION PLAN

Article 1. Purpose.

The West Corporation Senior Management Retention Plan (the “Plan”) is intended to reward selected officers and key employees of West Corporation and its affiliated companies (collectively, the “Company”) who continue to provide services as an employee from the effective date of the Plan through October 24, 2012.

Article 2. Definitions.

(a)	“Administrator” means the Board of Directors of West Corporation, or, at the election of the Board of Directors of West Corporation, the Compensation Committee of the Board of Directors of West Corporation.

(b)	“Cause” shall have the meaning set forth in the employment agreement, if any, between the Company and the Participant; provided that if no agreement containing such definition is in effect, then “Cause” shall be deemed to exist if, and only if, the Chief Executive Officer and the Chief Operating Officer of the Company, in good faith, determine that the Participant has engaged, during the performance of his or her duties, in significant objective acts or omissions constituting dishonesty, willful misconduct or gross negligence relating to the business of the Company.

(c)	“Company” has the meaning set forth in Article 1 of the Plan.

(d)	“Employment” (including “Employ” or other variations thereof) means employment by the Company, but shall exclude providing services to the Company following termination of employment as a consultant or independent contactor pursuant to the terms of Participant’s employment agreement or otherwise.

(e)	“Participant” means an officer or key employee of the Company who is designated as a participant in the Plan by the Administrator.

(f)	“Plan” means this Senior Management Retention Plan.

(g)	“Pro Rata Portion” means the quotient of the number of full calendar days beginning on the date of the Participant’s termination of Employment and ending on October 24, 2012, divided by three hundred sixty five.

(h)	“Retention Bonus” means the bonus for which a Participant is eligible pursuant to Article 5 of the Plan.

Article 3. Effective Date of Plan.

This Plan is effective as of September 1, 2011.

Article 4. Eligibility.

The Participants in the Plan shall include only those officers and key employees of the Company who are Employed by the Company as of September 1, 2011 and are designated as Participants by the Administrator.

Article 5. Retention Bonuses.

5.1. Each Participant who remains continuously Employed by the Company from September 1, 2011 through October 24, 2011 shall be entitled to a Retention Bonus in an amount determined by the Administrator and set forth in an award in the form attached hereto as Exhibit A, provided that each Participant shall be obligated to pay back to the Company all or a portion of such Retention Bonus pursuant to Article 5.5 in the event such Participant does not remain continuously Employed by the Company from October 25, 2011 through October 24, 2012 (other than as a result of Participant’s death). Subject to Article 5.3 and 5.4, in the event that a Participant is not continuously Employed by the Company from September 1, 2011 through October 24, 2011, such Participant’s Retention Bonus shall be forfeited and no amount will be paid to such Participant pursuant to the Plan.

5.2. One hundred percent (100%) of the Retention Bonus shall be paid to the Participant in cash within three (3) business days after October 24, 2011, provided the Participant remains continuously Employed by the Company from September 1, 2011 through October 24, 2011.

5.3. If the Company terminates a Participant’s Employment without Cause prior to October 24, 2011, the Company shall make a lump sum cash payment to the Participant within three (3) business days after the date of such termination of Employment in an amount equal to the full amount of the Retention Bonus.

5.4. A Participant whose Employment with the Company terminates prior to October 24, 2011 for any reason other than a termination by the Company without Cause shall not be entitled to any payments under the Plan; provided that in the event of the Participant’s death or disability, the Administrator, in its sole discretion, may pay out some or all of any Retention Bonus to the Participant or his or her beneficiary, heirs, executor, administrator or successors in interest.

5.5. In the event a Participant is paid a Retention Bonus as contemplated by Article 5.2 and such Participant does not remain continuously Employed by the Company from October 25, 2011 through October 24, 2012 (other than as a result of Participant’s death), then such Participant shall be obligated to pay back to the Company all or a portion of the Retention Bonus as follows:

5.5.1 If, prior to October 24, 2012, Participant’s Employment is terminated (i) by the Company for Cause or (ii) voluntarily by the Participant, then Participant shall be obligated to pay back to the Company 100% of Participant’s Retention Bonus within three business days following the date of Participant’s termination of Employment.

5.5.2 If, prior to October 24, 2012, Participant’s Employment with the Company is terminated for any reason other than Cause or voluntary termination by the Participant (other than as a result of Participant’s death), then Participant shall be obligated to pay back to the Company the Pro Rata Portion of Participant’s Retention Bonus within three business days following the date of Participant’s termination of Employment.

5.5. The maximum amount available for the payment of Retention Bonuses under the Plan is $5,000,000. Any amount awarded to a Participant which is either not paid pursuant to the Plan or which is paid back by a Participant will not be available to be awarded to any other Participant.

Article 6. Administration.

The Plan shall be administered by the Administrator (or any successor thereto) consistent with the purpose and terms of the Plan. The Administrator shall have full power and authority to interpret the Plan, to select the employees eligible to participate, to determine the amount of Retention Bonuses, and to make any other determinations and to take such other actions as it deems necessary or advisable in carrying out its duties under the Plan, including the delegation of such authority or power, where appropriate. All decisions and determinations by the Administrator shall be final, conclusive and binding on the Company, all employees and any other persons having or claiming an interest hereunder.

Article 7. Amendment and Termination.

The Plan shall terminate when the total amount of all Retention Bonuses has been paid to the respective Participants and the Participants are no longer subject to an obligation to make a payment back to the Company of any portion of the Retention Bonuses. The Plan may not be amended in any manner that is adverse to a Participant without the written consent of such Participant, except as necessary to comply with or qualify for an exemption from Section 409A of the Internal Revenue Code of 1986, as amended, or other applicable law.

Article 8. Miscellaneous.

8.1. Benefits provided under the Plan shall be in addition to any increased payments or accelerated vesting available under any other employee benefit plan, program or arrangement, including an individual employment or severance agreement.

8.2. No Retention Bonus shall be taken into consideration for the calculation of any pension, severance or other benefit under any employee benefit plan, program or arrangement, except as shall be required by such plan or applicable law.

8.3. The right of a Participant to receive a Retention Bonus shall not be deemed a right to continued employment prior to or after the Effective Time, and shall not entitle the Participant to additional retention payments under any other retention program implemented by the Company.

8.4. No person shall have the power or right to transfer (other than by will or the laws of descent and distribution), alienate or otherwise encumber such person’s interest under the Plan. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators and successors in interest.

8.5. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes that the Company believes to be required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any Retention Bonus.

8.6. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Administrator and its successor and on the Company and its successors, whether by way of merger, consolidation, purchase or otherwise.

8.7. The Plan and all determinations made and actions taken under the Plan shall be governed by the laws of Nebraska (excluding the choice of law provisions thereof).

8.8. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable, in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other parts of the Plan, which parts shall remain in full force and effect.

8.9. The timing under which a Participant has a right to receive any payment under the Plan will automatically be modified, and a Participant’s rights under the Plan shall be limited as necessary, to conform to any requirements under Section 409A of the Code, to the extent applicable to this Plan.

Exhibit A

Form of Award

To:	[Participant]

From:	[Administrator]

Date:	September 1, 2011

Re:	Retention Bonus Award

The undersigned Participant (i) acknowledges receipt of an award of a Retention Bonus opportunity under the West Corporation Senior Management Retention Plan (the “Plan”), subject to the terms set forth below and in the Plan, a copy of which Plan, as in effect on the date hereof, is attached hereto as Exhibit A; and (ii) agrees with the Company as follows:

1.	Participant’s Retention Bonus is $ .

2.	If, prior to October 24, 2012, Participant’s Employment is terminated (i) by the Company for Cause or (ii) voluntarily by the Participant, then Participant shall be obligated to pay back to the Company 100% of Participant’s Retention Bonus within three business days following the date of Participant’s termination of Employment.

3.	If, prior to October 24, 2012, Participant’s Employment with the Company is terminated for any reason other than Cause or voluntary termination by the Participant (other than as a result of Participant’s death), then Participant shall be obligated to pay back to the Company the Pro Rata Portion of Participant’s Retention Bonus within three business days following the date of Participant’s termination of Employment.

4.	Capitalized terms used in this award and not otherwise defined shall have the meanings ascribed to such terms pursuant to the Plan.

[Participant]